[Coopers & Lybrand L.L.P. letterhead]


                         EXHIBIT 23 (b)

                     STIFEL FINANCIAL CORP.
               CONSENT OF INDEPENDENT ACCOUNTANTS









We consent to the incorporation by reference in the registration statement of Stifel Financial Corp. and Subsidiaries on Form S-8 (file numbers 2-94326, 33-10030, 33-16150, 33-20568, 33-53097,
333-37805,  and  333-37807), on Form S-3 (file number  33-53699), and on Form S-2 (file number 333-28871) of our report dated February 25, 1996 on our audit of the consolidated statements of operations, stockholders' equity and cash flows and financial statement schedules of Stifel Financial Corp. and Subsidiaries for the year ended December 31, 1995, which report is incorporated by reference in this Annual Report on Form 10-K.


                                     /s/ Coopers & Lybrand L.L.P.

St. Louis, Missouri
March 25, 1998